EXHIBIT 99.1

Oil States Announces First Quarter Earnings of $1.13 Per Share

HOUSTON, April 27, 2011 (GLOBE NEWSWIRE) -- Today, Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended March 31, 2011 of $62.1 million, or $1.13 per diluted share, compared to $40.2 million, or $0.78 per diluted share, in the first quarter of 2010.

The Company generated $760.4 million and $139.8 million of revenues and EBITDA, respectively, during the quarter compared to revenue of $532.3 million and EBITDA of $91.5 million in the first quarter of 2010 (EBITDA defined as net income plus interest, taxes, depreciation and amortization).(A) The year-over-year increases in revenues and EBITDA were primarily due to the full quarter contribution from the recent acquisition of The MAC, a leading provider of remote site accommodations to the Australian natural resources industry, and improved results from the well site services and tubular services segments due to stronger North American drilling and completion activity. Consolidated operating income in the first quarter of 2011 was $94.8 million compared to $59.8 million for the corresponding quarter of 2010.

"The acquisitions that we closed during the fourth quarter of 2010 generated better than expected results, contributing to strong year-over-year growth in the first quarter of 2011," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "The MAC and Mountain West acquisitions played a large role in our accommodations' growth this quarter, providing us with greater geographic and resource exposure along with strong and growing revenue streams. Service intensity from horizontal drilling and completion activity afforded us improvements in both pricing and product mix in our rental tools business. In addition, OCTG shipments remained strong with Tubular Services' margins improving to 5.9% in the first quarter."

Mrs. Taylor continued, "Looking forward, the outlook for our oil sands and Australian mining accommodations remains extremely positive. Customers in these regions continue to announce additional projects which add to our demand visibility and should bode well for the occupancy of our existing rooms and our planned expansions. Bidding activity in our Offshore Products segment remains at healthy levels with March 31, 2011 backlog improving to $415 million, up 17% from the end of 2010."

The Company recognized an effective tax rate of 27.3% in the first quarter of 2011 compared to 29.3% in the first quarter of 2010. The lower effective tax rate in the first quarter of 2011 was primarily due to foreign sourced income taxed at lower statutory rates. The Company spent $92.6 million in capital expenditures during the first quarter of 2011 primarily related to the previously announced construction of the Henday Lodge and continued expansion of the Wapasu Creek Lodge, both located in the oil sands region of Alberta, Canada. The Company currently expects to spend approximately $600 million to $625 million in capital expenditures during 2011 primarily to expand its Canadian oil sands and Australian natural resource accommodations along with adding incremental equipment in its rental tools segment to service the active North American shale plays.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2011 to the results from the first quarter of 2010.)

Accommodations

Accommodations generated revenues of $197.1 million and EBITDA of $75.2 million for the first quarter of 2011 compared to revenues and EBITDA of $145.5 million and $57.8 million, respectively, in the first quarter of 2010. Accommodations revenues increased 35% and EBITDA increased 30% year-over-year due to the full quarter contribution from the recent acquisitions of The MAC and Mountain West which added revenues and EBITDA of $45.5 million and $20.6 million, respectively, in the first quarter of 2011 and the strengthening of the Canadian dollar against the U.S. dollar.

Well Site Services

Well Site Services generated revenues of $140.6 million and EBITDA of $41.4 million in the first quarter of 2011 compared to revenues and EBITDA of $97.9 million and $20.3 million, respectively, in the first quarter of 2010, representing year-over-year growth of 44% and 104%, respectively. The increase in EBITDA was primarily due to year-over-year increases in activity from the Company's rental tool business.

Rental tools generated $107.5 million and $34.2 million of revenues and EBITDA, respectively, in the first quarter of 2011 compared to revenues of $67.5 million and EBITDA of $14.9 million in the first quarter of 2010. These year-over-year improvements were primarily due to better pricing and product mix resulting from the on-going increase in U.S. drilling and completion activity, particularly in liquids rich horizontal drilling areas.

Drilling services generated revenues and EBITDA of $33.1 million and $7.2 million, respectively, in the first quarter of 2011 compared to $30.4 million of revenues and $5.4 million of EBITDA in the first quarter 2010. The year-over-year increase in revenues and EBITDA was due to increases in pricing and cash margin expansion with day rates rising to $15.3 thousand per day in the first quarter of 2011 from $13.8 thousand per day in the first quarter of 2010, and cash margins improving to $3.6 thousand per day in the first quarter of 2011 from $2.5 thousand per day in the first quarter of 2010.

Offshore Products

The Offshore Products segment generated revenues and EBITDA of $128.4 million and $20.1 million, respectively, in the first quarter of 2011 compared to $103.0 million of revenues and $15.5 million in EBITDA in the first quarter of 2010.  Revenues and EBITDA increased year-over-year at Offshore Products as a result of higher demand for bearings, industrial and elastomer products coupled with the acquisition of Acute Technological Services which contributed $6.1 million of revenues and $1.2 million of EBITDA in the first quarter of 2011 partially offset by reduced shipments of drilling rig and vessel equipment. Backlog totaled $415.5 million at March 31, 2011 which represented a 17% increase from the $353.7 million reported as of December 31, 2010 and an 88% increase from the $220.6 million reported at March 31, 2010.

Tubular Services

Tubular Services generated revenues of $294.3 million and EBITDA of $13.5 million during the first quarter of 2011 compared to revenues of $185.9 million and EBITDA of $6.6 million in the first quarter of 2010. Tubular Services' OCTG shipments were up 53% year-over-year with 154,400 tons shipped in the first quarter of 2011 compared to 101,200 tons shipped in the first quarter of 2010 reflecting the continued year-over-year improvement in U.S. drilling activity. Gross margin as a percent of revenues increased to 5.9% in the first quarter of 2011 from 5.3% in the first quarter of 2010 as revenue per ton increased 4% year-over-year. The Company's OCTG inventory increased by 6% during the quarter to $351.7 million at March 31, 2011 in support of new customer purchase commitments, primarily associated with horizontal drilling and completion activity in the shale plays.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through The MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the SEC on February 22, 2011.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED MARCH 31,
	2011	2010

Revenues	$ 760,441	$ 532,345

Costs and expenses:
Cost of sales and services	574,398	406,510
Selling, general and administrative expenses	43,708	35,153
Depreciation and amortization expense	45,151	31,078
Acquisition related expenses	1,097	--
Other operating (income) expense	1,311	(201)
	665,665	472,540
Operating income	94,776	59,805

Interest expense	(10,249)	(3,470)
Interest income	1,013	78
Equity in earnings of unconsolidated affiliates	51	29
Other income	143	762
Income before income taxes	85,734	57,204
Income tax expense	(23,383)	(16,789)
Net income	62,351	40,415
Less: Net income attributable to noncontrolling interest	274	172
Net income attributable to Oil States International, Inc.	$ 62,077	$ 40,243

Net income per share attributable to Oil States International, Inc. common stockholders
Basic	$ 1.22	$ 0.81
Diluted	$ 1.13	$ 0.78

Weighted average number of common shares outstanding:
Basic	50,936	49,896
Diluted	54,852	51,920

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS	MARCH 31, 2011	DECEMBER 31, 2010
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 96,973	$ 96,350
Accounts receivable, net	519,045	478,739
Inventories, net	531,620	501,435
Prepaid expenses and other current assets	26,964	23,480
Total current assets	1,174,602	1,100,004

Property, plant, and equipment, net	1,322,706	1,252,657
Goodwill, net	482,906	475,222
Other intangible assets, net	137,603	139,421
Investments in unconsolidated affiliates	7,166	5,937
Other noncurrent assets	41,773	42,758
Total assets	$ 3,166,756	$ 3,015,999

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 296,327	$ 304,739
Income taxes	5,520	4,604
Current portion of long-term debt and capitalized leases (B)	186,910	181,175
Deferred revenue	53,242	60,847
Other current liabilities	5,656	2,810
Total current liabilities	547,655	554,175

Long-term debt and capitalized leases (C)	778,575	731,732
Deferred income taxes	86,409	81,198
Other noncurrent liabilities	20,341	19,961
Total liabilities	1,432,980	1,387,066

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock	545	541
Additional paid-in capital	522,664	508,429
Retained earnings	1,190,210	1,128,133
Accumulated other comprehensive income	115,212	84,549
Treasury stock	(96,179)	(93,746)
Total Oil States International, Inc. stockholders' equity	1,732,452	1,627,906
Noncontrolling interest	1,324	1,027
Total stockholders' equity	1,733,776	1,628,933
Total liabilities and stockholders' equity	$ 3,166,756	$ 3,015,999

OIL STATES INTERNATIONAL, INC.
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues
Rental tools	$107,531	$67,502
Drilling services	33,105	30,401

Well site services	140,636	97,903
Accommodations	197,099	145,534
Offshore products	128,441	102,993
Tubular services	294,265	185,915
Total revenues	$760,441	$532,345

EBITDA (A)
Rental tools	$34,186	$14,891
Drilling services	7,249	5,384

Well site services	41,435	20,275
Accommodations	75,242	57,780
Offshore products	20,075	15,451
Tubular services	13,527	6,611
Corporate and eliminations	(10,432)	(8,615)
Total EBITDA	$139,847	$91,502

Operating income / (loss)
Rental tools	$24,389	$4,378
Drilling services	2,235	(1,982)

Well site services	26,624	2,396
Accommodations	48,973	47,368
Offshore products	16,750	12,620
Tubular services	13,046	6,215
Corporate and eliminations	(10,617)	(8,794)
Total operating income	$94,776	$59,805

OIL STATES INTERNATIONAL, INC.
ADDITIONAL QUARTERLY SEGMENT AND OPERATING DATA
(unaudited)

	Three Months Ended March 31,
	2011	2010

Supplemental operating data
Lodge/village revenues ($ in thousands)	$132,721	$70,322
Other accommodations revenues ($ in thousands)	64,378	75,212
Total accommodations revenues ($ in thousands)	$197,099	$145,534

Average available lodge/village rooms	12,970	6,279
Lodge/village revenues per available room	$114	$124

Offshore products backlog ($ in millions)	$415.5	$220.6

Rental tool job tickets	11,079	9,644
Average revenue per ticket ($ in thousands)	$9.7	$7.0

Tubular services operating data
Shipments (tons in thousands)	154.4	101.2
Quarter end inventory ($ in thousands)	$351,654	$311,288

Land drilling operating statistics
Average rigs available	33	35
Utilization	71.4%	68.1%
Implied day rate ($ in thousands per day)	$15.3	$13.8
Implied daily cash margin ($ in thousands per day)	$3.6	$2.5

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

OIL STATES INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Net income / (loss)	$62,077	$40,243
Income tax provision	23,383	16,789
Depreciation and amortization	45,151	31,078
Interest income	(1,013)	(78)
Interest expense	10,249	3,470
EBITDA	$139,847	$91,502
(B) As of March 31, 2011 and December 31, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were classified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.

(C) As of March 31, 2011, the Company had approximately $323.9 million available under its credit facilities.

CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582